Exhibit 23.2
CHRISTIANSON & ASSOCIATES, PLLP
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
CONSENT OF INDEPENDENT ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated October 27, 2005, on the balance sheets of Amaizing Energy, L.L.C. as of September 30, 2005 and 2004, and the related statements of operations, members’ equity, and cash flows for the years ended September 30, 2005 and 2004 in the Pre-Effective Amendment No. 5 to Form S-1 Registration Statement Under the Securities Act of 1933 of Amaizing Energy Holding Company, LLC, dated on or about October 29, 2007 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Christianson & Associates, PLLP
Certified Public Accountants

Willmar, MN
October 29, 2007